EXHIBIT 21.01

SUBSIDIARIES* OF CARAUSTAR INDUSTRIES, INC.

NAME	STATE OF INCORPORATION	TRADE, D/B/A Names
1. Austell Holding Company, LLC	Georgia
2. Camden Paperboard Corporation	New Jersey
3. Caraustar, G.P. (a general partnership)	South Carolina
4. Caraustar Custom Packaging Group, Inc.	Delaware
5. Caraustar Custom Packaging Group (Maryland), Inc.	Maryland
6. Caraustar Canada, Inc.	Canada
7. Caraustar Industrial Canada, Inc.	Canada
8. Caraustar Industrial & Consumer Products Group, Inc.	Delaware
9. Caraustar Industrial & Consumer Products Group, Ltd.	Leyland, Lancaster,
United Kingdom
10. Caraustar Mill Group, Inc.	Ohio
11. Caraustar Recovered Fiber Group, Inc.	Delaware
12. Chicago Paperboard Corporation	Illinois
13. Caraustar Design Tubes, Inc.	Canada
14. Federal Transport, Inc.	Ohio
15. Gypsum MGC, Inc.	Delaware
16. Halifax Paper Board Company, Inc.	North Carolina
17. McQueeny Gypsum Corporation	Delaware
18. McQueeny Gypsum Company, LLC	Delaware
19. Paragon Plastics, Inc. (80% owned)	South Carolina
20. PBL Inc.	Delaware	**
21. RECCMG, LLC.	Georgia
22. Sprague Paperboard, Inc.	Connecticut

*	Each subsidiary is wholly-owned (directly or, indirectly) by Caraustar Industries, Inc. unless otherwise indicated.
**	Does business in Indiana as PBL Indiana Inc.